EXHIBIT 17.1

NORMAN J. SINGER

Attorney at Law

885 South Garfield St.

Denver, CO 80209

303 744 6550

303 698 0044 (fax)

email: nsinger@aol.com

By   Email Attachment and Fax to 347 952 3683

January 16, 2007

The Board of Directors

Avenue Group, Inc.

Avenue Energy, Inc.

Gentlemen:

This letter will confirm my resignation as an officer and director of the above companies effective immediately.

By counter-signing below, you acknowledge receipt of this letter, and that in accordance with my prior conversations with Company representatives, the foregoing resignation has been duly accepted by the Company, and all required corporate actions have been taken in connection therewith. I ask that you kindly return a fully counter-signed copy of this letter to my attention.

Thank you for your attention to this matter and I wish each of you and the Company continued success in your respective endeavors.

Sincerely

Norman J. Singer

Agreed and Accepted

______________________________

Avenue Group, Inc on behalf of itself

and the affiliates listed above.

By:

Title: